Exhibit 99

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY

Carolyn Tiffany

Chief Operating Officer

(617) 570-4614

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
ANNOUNCES IT HAS ENTERED INTO A CONTRACT TO INVEST IN UP TO 31
OFFICE BUILDINGS

FOR IMMEDIATE RELEASE - Boston, Massachusetts- February 14, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has entered into an agreement with a private group of individuals pursuant to which First Union will:  (i) acquire an initial 49% interest in 23 office buildings with an option to increase its ownership; (ii) make participating convertible secured loans in an amount equal to 60% of the equity value in three additional office buildings; and (iii) acquire an option to purchase an ownership interest in, or make participating convertible secured loans with respect to, five additional office buildings.  Substantially all of the properties are located in the Chicago, Illinois metropolitan and suburban area.  Exclusive of the five option properties, the properties have an estimated aggregate value of $350,000,000, inclusive of debt.  First Union’s cash investment to acquire the interests and make the loans is expected to be approximately $80,000,000.  The transaction is subject to First Union’s satisfactory completion of its due diligence review and customary closing conditions.  If consummated, it is expected that the transaction will close during the second quarter of 2005.  There can be no assurance that this transaction will be consummated or, if consummated, on the terms presently negotiated.

For additional information with respect to this proposed transaction, reference is made to First Union’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Further information about these matters and the risks generally with respect to First Union can be found in First Union’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.